EXHIBIT 99.1
TVA Board Meets in Memphis
      MEMPHIS — The TVA Board will hold a public meeting at 9 a.m. CST Thursday, Jan. 25, in the Fogelman Conference Center at the University of Memphis at 330 DeLoach St.
     The meeting’s agenda is posted at www.tva.com/news/.
     The president’s report, which is listed on the agenda as Item 1 under New Business, will include highlights on TVA’s financial and operational performance for the first quarter of the 2007 fiscal year. A copy of TVA President and CEO Tom Kilgore’s presentation will be posted at www.tva.com/finance as soon as possible after the meeting.
     The public can listen to the TVA Board meeting live via streaming audio at www.tva.com/news. After 5 p.m. EST Friday, Jan. 26, the public can watch and listen to the meeting via archived video and audio files at www.tva.com/news. These files will be available for at least one month.
     TVA is the nation’s largest public power provider and is completely self financed. TVA provides power to large industries and 158 power distributors that serve approximately 8.7 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.
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Media Contact:	Gil Francis, Knoxville, (865) 632-8031
TVA News Bureau, Knoxville, (865) 632-6000
www.tva.com/newsroom
(Mailed/faxed January 24, 2007)